UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2017

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

167 N. Sunset Ave., City of Industry, CA	91744
(Address of principal executive offices)	(Zip Code)

(888) 982-1628
(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 11, 2017, Sugarmade, Inc. (the "Company") completed its initial negotiations toward a long-term Master Marketing Agreememt (the "Agreement") with a leading supplier of hydroponic and cannabis related agricultural supplies (the "Supplier")  Having completed these initial negotiations, the Company put forth a Letter of Intent (the  "LOI") to the Supplier outlining the terms of the proposed Agreement.

The Companies has agreed not to disclose name of the Supplier until such time as the LOI is accepted.Under the terms of the proposed Agreement, Sugarmade and the Supplier will enter into a Master Marketing Agreement for the major brands offered by the Supplier.  The term of the proposed Agreement will be twenty (20) years.  The Company will be responsible for all sales, marketing and delivery of all established brand names. Sugarmade will, upon the signing of the definitive Agreement, immediately begin recognizing and booking revenues under its corporate Sugarmade, Inc. entity.

The Company and the Supplier estimate the revenue streams from these brands will top $30 million during calendar 2017, with meaningful growth expected during 2018.  During 2017, the Supplier is expecting to be profitable with ongoing profitability envisioned. Growth in 2018 is expected to be generated from organic growth of current brands and via the addition of new brands, especially relating to legal cannabis cultivation.

The LOI Contemplate a combination of cash and Sugarmade common Shares.

While we believe there is a strong likelihood that the LOI will be accepted, there can be no guarantee that any transaction will take place.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: November 13, 2017	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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